QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.21

Resolutions Adopted by the Board of Directors of
Fortune Brands, Inc. on January 28, 1997

        RESOLVED, that the resolutions adopted by the Board of Directors of this Company on July 26, 1994 providing a retirement program for non-employee directors of this Company (the "Retirement Plan") be and they are hereby amended as follows:

        RESOLVED, that each current Independent Director may elect irrevocably to cease to accrue benefits under the Retirement Plan and thereafter receive an annual grant of stock options in accordance with terms of the American Brands, Inc. Non-Employee Director Stock Option Plan (the "Director Stock Option Plan"), for so long as the Company maintains this Plan or a successor plan thereto, such elections to be subject to the approval of the Director Option Plan by this Company's stockholders at the 1997 Annual Meeting of stockholders; and further

        RESOLVED, that any person who becomes an Independent Director after approval of the Director Option Plan by this Company's stockholders at the 1997 Annual Meeting of stockholders shall not be eligible to participate in the Retirement Plan.

QuickLinks

Resolutions Adopted by the Board of Directors of Fortune Brands, Inc. on January 28, 1997